Exhibit 99.1

Surgalign Holdings, Inc. Announces Second Quarter 2021 Results

Deerfield, Ill., August 6, 2021 – Surgalign Holdings, Inc., (NASDAQ: SRGA) a global medical technology company focused on elevating the standard of care by driving the evolution of digital surgery, today reported operating results for the second quarter of 2021.

Highlights:

•	Total global spine revenue of $24.8 million, compared to $20.5 million in the second quarter of 2020

•	Net loss from continuing operations of $10.6 million, or $.09 per share

•	Adjusted EBITDA loss of $8.5 million, compared to a loss of $21.4 million in the second quarter of 2020

•	Submitted initial 510(k) to the FDA for the Holo digital surgery platform

•	Completed a registered direct offering, raising approximately $50 million in gross proceeds

•	Strengthened the Board of Directors’ global medical technology experience with the addition of Sheryl Conley

•	Announced collaboration with Inteneural Networks, a leading developer of artificial intelligence for clinical neurosciences

“During the second quarter we made significant progress towards the ongoing development of our digital surgery platform, which included the filing of our initial 510(k) submission to the FDA. Looking to the back half of the year, while there are some headwinds within our legacy business stemming from the divestiture of the OEM business and the ongoing impact of COVID-19, we remain on track to hit our goal of having the first procedures performed using the Holo platform in the U.S. by the end of 2021,” said Terry Rich, President and Chief Executive Officer of Surgalign Holdings. “We see the incredible potential of the Holo platform to evolve the way surgery is performed, and we have put together a world-class team to drive our transformation into a digital medical technology company. The addition of Sheryl Conley to the Board, is a meaningful enhancement to the team. While we initially focused on spine and the large opportunity that exists, we continue to invest in the expansion of the platform’s capabilities to bring the benefits of digital surgery to a variety of anatomic areas and surgical specialties in order to improve patient outcomes.”

Second Quarter 2021

Global revenue for the quarter ended June 30, 2021, was $24.8 million compared to $20.5 million for the prior year period. The increase in revenue is primarily due to increased demand during the quarter as a result of the partial return of elective surgical procedures in the current quarter.

Gross profit for the second quarter of 2021 was $17.6 million or 71% of revenue compared to $11.1 million or 54% of revenue in the second quarter of 2020.

Marketing, general and administrative expenses for the second quarter of 2021 were $25.5 million compared to $32.1 million in the second quarter of 2020. The reduction in marketing, general and administrative expenses was predominantly driven by the simplification of our distribution and administrative infrastructure due to the sale of the OEM business and the receipt of $2.0 million in insurance recoveries for professional fees incurred in 2020.

R&D expense for the second quarter of 2021 was $3.2 million compared to $3.3 million in the second quarter of 2020.

Net loss from continuing operations for the second quarter of 2021 was $10.6 million compared to $24.9 million for the second quarter of 2020.

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), for the second quarter of 2021 was a loss of $8.5 million compared to a loss of $21.4 million for the second quarter of 2020.

As of June 30, 2021, cash and cash equivalents were approximately $70 million, reflective of the net proceeds of the financing completed on June 14, 2021, as well as final settlements related to the sale of the OEM business for tax liabilities and the resolution of the working capital dispute.

In addition, on July 27, 2021, the Company entered into a binding term sheet to fully resolve the class action securities litigation pending against the Company. The term sheet provides for a $10.5 million settlement payment that is anticipated to be fully paid by the Company’s directors’ and officers’ insurance providers under existing policies.

Fiscal 2021 Business Outlook

The Company has revised its outlook for the year and now expects full year revenue in the range of $95 million to $100 million compared to previous revenue guidance of 5% – 10% growth compared to the prior year’s global spine revenue of approximately $102 million. The Company’s prior guidance assumed global procedure volumes returned to normal levels in the second quarter of 2021, our revised outlook reflects the ongoing impact of COVID-19 on demand, particularly in the global markets as well as the impact of quality issues in our global supply chain.

The Company continues to anticipate full year adjusted EBITDA loss will be in the range of $35 – $40 million.

Conference Call

Surgalign will host a conference call and audio webcast at 9:00 a.m. ET today. The conference call can be accessed by dialing (866) 604-1616 (U.S.) or (201) 689-8043 (International), using conference ID 13721429. The webcast can be accessed through the investor section of Surgalign’s website at surgalign.com/investors/. A replay of the conference call will be available on Surgalign’s website for one month following the call.

About Surgalign Holdings, Inc.

Surgalign Holdings, Inc. is a global medical technology company committed to the promise of digital surgery and is building out its digital surgery platform to drive transformation across the surgical landscape. Uniquely aligned and resourced to advance the standard of care, the company is building technologies surgeons will look to for what is truly possible for their patients. Surgalign is focused on bringing surgeons solutions that predictably deliver superior clinical and economic outcomes. Surgalign markets products throughout the United States and in more than 50 countries worldwide through an expanding network of top independent distributors. Surgalign, a member of AdvaMed, is headquartered in Deerfield, IL, with commercial, innovation and design centers in San Diego, CA, Warsaw, Poland, and Wurmlingen, Germany. Learn more at www.surgalign.com and connect on LinkedIn and Twitter.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements are not guarantees of future performance and are based on certain assumptions including general economic conditions, as well as those within the Company’s industry, and numerous other factors and risks identified in the Company’s most recent Form 10-K and other filings with the SEC. Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Important factors that could cause actual results to differ materially from the anticipated results reflected in these forward-looking statements include risks and uncertainties relating to the following: (i) the risk of existing or potential litigation or regulatory action arising from the previously announced SEC and internal investigations and their findings; (ii) the identification of control deficiencies, including material weaknesses in internal control over financial reporting and the impact of the same; (iii) potential reputational damage that the Company has or may suffer as a result of the findings of the SEC and internal investigations and related litigation; (iv) general worldwide economic conditions and related uncertainties; (v) the continued impact of the COVID-19 novel coronavirus pandemic and the Company’s attempts at mitigation, particularly in international markets served by the Company; (vi) the failure by the Company to identify, develop and successfully implement immediate action plans and longer-term strategic initiatives; (vii) the reliability of our supply chain; (viii) our ability to meet obligations, including purchase minimums, under our vendor and other agreements; (ix) the duration of decreased demand for our products; (x) whether or when the demand for procedures involving our products will increase; (xi) the Company’s access to adequate operating cash flow, trade credit, borrowed funds and equity capital to fund its operations and pay its obligations as they become due, and the terms on which external financing may be available, including the impact of adverse trends or disruption in the global credit and equity markets; (xii) our financial position and results, total revenue, product revenue, gross margin, and operations; (xiii) failure to realize, or unexpected costs in seeking to realize, the expected benefits of the Holo Surgical, Inc. (“Holosurgical”) acquisition, including the failure of Holosurgical’s products and services to be satisfactorily developed or achieve applicable regulatory approvals or as a result of the failure to commercialize and distribute its products; (xiv) the failure to effectively integrate Holosurgical’s operations with those of the Company; (xv) the failure to retain key personnel of Holosurgical; (xvi) the number of shares and amount of cash that will be required in connection with any post-closing milestone payments, including as a result of changes in the trading price of the Company’s common stock and their effect on the amount of cash needed by the Company to fund any post-closing milestone payments in connection with the acquisition; (xvii) the effect of the transaction on relationships with customers, suppliers and other third parties; (xviii) the diversion of management time and attention on the transaction and subsequent integration; (xix) the effect of the recent resignation of our auditor and our ability to onboard a new auditor; (xx) the continuation of recent quality issues with respect to our global supply chain; (xxi) the effect and timing of changes in laws or in governmental regulations; and (xxii) other risks described in our public filings with the SEC. These factors should be considered carefully, and undue reliance should not be placed on the forward-looking statements. Each forward-looking statement in this communication speaks only as of the date of the particular statement. Copies of the Company’s SEC filings may be obtained by contacting the Company or the SEC or by visiting Surgalign’s website at www.surgalign.com or the SEC’s website at www.sec.gov. We undertake no obligation to update these forward-looking statements except as may be required by law.

Jonathon Singer

Investor and Media Contact

jsinger@surgalign.com

+1 877-343-6832

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$24,834	$20,534	$48,125	$47,636
Cost of goods sold	7,229	9,469	13,467	18,693

Gross profit	17,605	11,065	34,658	28,943

Operating Expenses:
Marketing, general and administrative	25,541	32,148	51,701	69,341
Research and development	3,183	3,274	6,059	7,556
Gain on acquisition contingency	(2,236)	(130)	(2,287)	(130)
Asset impairment and abandonments	2,206	882	4,382	2,761
Transaction and integration expenses	2,188	6	2,510	2,415

Total operating expenses	30,882	36,180	62,365	81,943

Operating loss	(13,277)	(25,115)	(27,707)	(53,000)

Other (income) expense - net:
Other (income) expense - net	(101)	(21)	(105)	(71)
Foreign exchange (gain) loss	(95)	(195)	450	49
Change in fair value of warrant liability	(2,523)	—	(2,523)	—

Total other (income) expense - net	(2,719)	(216)	(2,178)	(22)

(Loss) before income tax provision (benefit)	(10,558)	(24,899)	(25,529)	(52,978)
Income tax provision (benefit)	81	47	300	(3,492)

Net loss from continuing operations	(10,639)	(24,946)	(25,829)	(49,486)

Discontinued operations (Note 3)
(Loss) from operations of discontinued operations	(6,316)	(16,963)	(6,316)	(10,286)
Income tax (benefit)	(763)	(3,345)	(763)	(3,345)

Net (loss) from discontinued operations	(5,553)	(13,618)	(5,553)	(6,941)

Net (loss) applicable to common shares	(16,192)	(38,564)	(31,382)	(56,427)
Other comprehensive loss (gain):
Unrealized foreign currency translation loss (gain)	35	(298)	(36)	72

Comprehensive loss	(16,227)	(38,266)	(31,346)	(56,499)

Net loss from continuing operations per common share - basic	$(0.09)	$(0.34)	$(0.24)	$(0.68)

Net loss from continuing operations per common share - diluted	$(0.09)	$(0.34)	$(0.24)	$(0.68)

Net loss from discontinued operations per common share - basic	$(0.05)	$(0.19)	$(0.05)	$(0.10)

Net loss from discontinued operations per common share - diluted	$(0.05)	$(0.19)	$(0.05)	$(0.10)

Weighted average shares outstanding - basic	114,271,780	72,642,215	106,279,658	72,981,134

Weighted average shares outstanding - diluted	114,271,780	72,642,215	106,279,658	72,981,134

See notes to unaudited condensed consolidated financial statements.

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30,	December 31,
	2021	2020
Assets
Cash	$69,257	$43,962
Accounts receivable - net	30,503	27,095
Inventories - net	26,466	22,841
Prepaid and other assets	23,422	10,284

Total current assets	149,648	104,182
Non-current inventories - net	8,889	7,856
Property, plant and equipment - net	1,045	521
Other assets - net	10,228	10,145

Total assets	$169,810	$122,704

Liabilities and Stockholders’ Equity
Accounts payable	$9,577	$13,418
Accrued expenses and other current liabilities	42,725	21,644
Accrued income taxes	497	11,761

Total current liabilities	52,799	46,823
Acquisition contingencies	35,743	47,519
Warrant liability	24,226	—
Other Long-term liabilities	4,230	4,192

Total liabilities	116,998	98,534
Stockholders’ equity:
Common stock and additional paid-in capital	571,536	511,548
Accumulated other comprehensive loss	(2,380)	(2,416)
Accumulated deficit	(516,344)	(484,962)

Total stockholders’ equity	52,812	24,170

Total liabilities and stockholders’ equity	$169,810	$122,704

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	For the Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(31,382)	$(56,427)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization expense	1,153	4,687
Provision for bad debts and product returns	2,439	1,436
Insurance proceeds related to operating activities	(1,993)	—
Change in fair value of warrant liability	(2,523)	—
Provision for inventory write-downs	4,367	1,947
Revenue recognized due to change in deferred revenue	—	(2,375)
Deferred income tax benefit	—	(3,614)
Income taxes payable	(13,326)	—
Stock-based compensation	2,349	2,344
Asset impairment and abandonments	4,382	2,761
Gain on acquisition contingency	(2,287)	(130)
Loss on sale of discontinued operations	6,316	—
Paid in kind interest expense	—	3,434
Bargain purchase gain	(90)	—
Amortization of debt issuance costs	—	283
Amortization of debt discount	—	2,479
Derivative loss	—	12,641
Other	(33)	131
Change in assets and liabilities:	—	—
Accounts receivable	(3,777)	10,950
Inventories	(9,111)	1,062
Accounts payable	(3,818)	7,459
Accrued expenses	23,605	(4,420)
Deferred revenue	—	2,955
Right-of-use asset and lease liability	(3,165)	—
Other operating assets and liabilities	(19,253)	(2,192)

Net cash used in operating activities	(46,147)	(14,589)

Cash flows from investing activities:
Payments for OEM working capital adjustment	(5,430)	—
Purchases of property and equipment	(4,952)	(7,315)
Business acquisitions, net of cash acquired	(330)	—
Patent and acquired intangible asset costs	(311)	(419)

Net cash used in investing activities	(11,023)	(7,734)

Cash flows from financing activities:
Share offering proceeds, net	82,326	—
Proceeds from exercise of common stock options	23	20
Proceeds from long-term obligations	—	72,829
Payments of debt issuance costs	—	(1,740)
Payments on long-term obligations	—	(51,962)
Payments for treasury stock	(133)	(212)

Net cash provided by financing activities	82,216	18,935

Effect of exchange rate changes on cash and cash equivalents	249	9

Net increase (decrease) in cash and cash equivalents	25,295	(3,379)
Cash and cash equivalents, beginning of period	43,962	5,608

Cash and cash equivalents, end of period	$69,257	$2,229

Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements presented on a GAAP basis, we disclose non-GAAP net income applicable to common shares and non-GAAP gross profit adjusted for certain amounts. The calculation of the tax effect on the adjustments between GAAP net loss applicable to common shares and non-GAAP net income applicable to common shares is based upon our estimated annual GAAP tax rate, adjusted to account for items excluded from GAAP net loss applicable to common shares in calculating non-GAAP net income applicable to common shares. Reconciliations of each of these non-GAAP financial measures to the corresponding GAAP measures are included in the reconciliations below.

The following are explanations of the adjustments that management excluded as part of the non-GAAP measures for the three months ended June 30, 2021 and 2020. Management removes the amount of these costs including the tax effect on the adjustments from our operating results to supplement a comparison to our past operating performance.

2021 Change in fair value of warrant liability – Other income related to the revaluation of our warrant liability.

2021 Gain on acquisition contingency – The gain on acquisition contingency relates to an adjustment to our estimate of obligation for future milestone payments on the Holo acquisition.

2021 Bargain purchase gain – Gain related to our acquisition of Prompt Prototypes.

2021 and 2020 Asset impairment and abandonments – These costs relate to asset impairment and abandonments of certain long-term assets within the asset group.

2021 and 2020 Transaction and integration expenses – These costs relate to issuance costs for the registered direct offering and professional fees associated with the acquisition of Holo Surgical and Prompt Prototypes, and other matters.

2021 and 2020 Inventory purchase price adjustment – These costs relate to the purchase price effects of acquired Paradigm inventory that was sold during the three and six months ended June 30, 2021, and 2020.

2021 Severance and restructuring costs – These costs relate to the reduction of our organizational structure, primarily driven by simplification of our Marquette, MI location.

Material Limitations Associated with the Use of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Adjusted Net Income Applicable to Common Shares should not be considered in isolation, or as a replacement for GAAP measures.

Usefulness of Non-GAAP Financial Measures to Investors

The Company believes that presenting EBITDA, Adjusted EBITDA and Adjusted Net Income Applicable to Common Shares in addition to the related GAAP measures provide investors greater transparency to the information used by management in its financial decision-making.

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Revenues to Adjusted Gross Profit

(Unaudited, in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$24,834	$20,534	$48,125	$47,636
Costs of processing and distribution	7,229	9,469	13,467	18,693

Gross profit, as reported	17,605	11,065	34,658	28,943
Inventory purchase price adjustment	554	563	1,081	1,441

Non-GAAP gross profit, adjusted	$18,159	$11,628	$35,739	$30,384

Non-GAAP gross profit percentage, adjusted	73.1%	56.6%	74.3%	63.8%
Costs of processing and distribution - As Reported	7,229	9,469	13,467	18,693
Less:
Inventory purchase price adjustment	554	563	1,081	1,441

Costs of processing and distribution - Non-GAAP	$6,675	$8,906	$12,386	$17,252

As a percent of revenue	26.9%	43.4%	25.7%	36.2%

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Net Loss Applicable to Commons Shares to Adjusted EBITDA

(Unaudited, in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net loss from continuing operations	$(10,639)	$(24,946)	$(25,829)	$(49,486)
Interest expense, net	—	—	—	—
Provision (benefit) for income taxes	81	47	300	(3,492)
Depreciation	633	935	1,153	2,000
Amortization of intangible assets	—	398	—	816

EBITDA	(9,925)	(23,566)	(24,376)	(50,162)
Reconciling items impacting EBITDA
Non-cash stock based compensation	1,413	1,023	2,349	2,333
Foreign exchange (gain) loss	(95)	(195)	450	49
Other reconciling items *
Change in fair value of warrant liability	(2,523)	—	(2,523)	—
Gain on acquisition contingency	(2,236)	(130)	(2,287)	(130)
Bargain purchase gain	(90)	—	(90)	—
Asset impairment and abandonments	2,206	882	4,382	2,761
Transaction and integration expenses	2,188	6	2,510	2,415
Inventory purchase price adjustment	554	563	1,081	1,441
Severance and restructuring costs	20	—	237	—

Adjusted EBITDA	$(8,488)	$(21,417)	$(18,267)	$(41,293)

Adjusted EBITDA as a percent of revenues	-34.2%	-104.3%	-38.0%	-86.7%

*	See explanations in Use of Non-GAAP Financial Measures section later in this release.

SURGALIGN HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Net (Loss) Income Applicable to Common Shares and Net (Loss) Income Per Diluted Share to

Adjusted Net (Loss) Income Applicable to Common Shares and Adjusted Net (Loss) Income Per Diluted Share

(Unaudited, in thousands except per share data)

	For the Three Months Ended				For the Six Months Ended
	June 30, 2021		June 30, 2020		June 30, 2021		June 30, 2020
	Net		Net		Net		Net
	(Loss) Income	Amount	(Loss) Income	Amount	(Loss) Income	Amount	(Loss) Income	Amount
	Applicable to	Per Diluted	Applicable to	Per Diluted	Applicable to	Per Diluted	Applicable to	Per Diluted
	Common Shares	Share	Common Shares	Share	Common Shares	Share	Common Shares	Share
Net loss from continuing operations	$(10,639)	$(0.09)	$(24,946)	$(0.34)	$(25,829)	$(0.24)	$(49,486)	$(0.68)
Change in fair value of warrant liability	(2,523)	(0.02)	—	—	(2,523)	(0.02)	—	—
Gain on acquisition contingency	(2,236)	(0.02)	(130)	(0.00)	(2,287)	(0.02)	(130)	(0.00)
Bargain purchase gain	(90)	(0.00)	—	—	(90)	(0.00)	—	—
Asset impairment and abandonments	2,206	0.02	882	0.01	4,382	0.04	2,761	0.04
Transaction and integration expenses	2,188	0.02	6	0.00	2,510	0.02	2,415	0.03
Inventory purchase price adjustment	554	0.00	563	(0.00)	1,081	0.01	1,441	0.02
Severance and restructuring costs	20	0.00	—	—	237	0.00	—	—
Tax effect on adjustments	(28)	(0.00)	—	—	(28)	(0.00)	—	—

Adjusted*	$(10,548)	$(0.09)	$(23,625)	$(0.33)	$(22,547)	$(0.21)	$(42,999)	$(0.59)

*	See explanations in Use of Non-GAAP Financial Measures section later in this release.

Amount Per Diluted Share may not foot due to rounding.